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                                                                Exhibit 99.3


NEWS RELEASE
Charles E. Smith Residential Realty, Inc.                        / GRAPHIC /


FOR IMMEDIATE RELEASE                              Contact: Media-John Kurtz
December 2, 1998                                              (703) 769-1153

                                                        Investors-Greg Samay
                                                              (703) 769-1029

                    CHARLES E. SMITH RESIDENTIAL REALTY, INC.
                        ANNOUNCES SHAREHOLDER RIGHTS PLAN


         ARLINGTON, VA -- Charles E. Smith Residential Realty, Inc. (NYSE:
SRW), one of the country's leading residential REITs, announced today that its Board of Directors has adopted a Shareholder Rights Plan in which certain stock purchase rights have been granted as a distribution to holders of shares of Common Stock held of record as of the close of business on December 14, 1998.

         The Rights Plan, which is similar to plans adopted by more than 2,000 publicly-traded companies and many other real estate investment trusts, is designed to deter coercive or unfair takeover tactics. The Company's adoption of the Rights Plan is intended to protect the rights of its shareholders and is not in response to any acquisition proposal. The Rights Plan will assist the Board of Directors in dealing with any future actions taken by hostile entities which attempt to deprive the Company and its shareholders of the opportunity to obtain the most attractive price for their shares.

         In implementing the Rights Plan, the Board has declared a distribution of one Right for each share of the Company's outstanding Common Stock. Each Right initially would entitle the holder thereof to purchase 1/1,000th of a share of Preferred Stock for $108. One one-thousandth of a share of Preferred Stock is intended to be approximately the economic equivalent of one share of Common Stock. The Rights will expire on December 13, 2008.

         At the time of adoption of the Rights Plan, the Rights are neither exercisable nor traded separately from the Common Stock. The Rights will be exercisable only if a person or group in the future becomes the beneficial owner of 15% or more of the


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Common Stock or announces a tender or exchange offer which would result in its ownership of 15% or more of the Common Stock.

         Ten days after a public announcement that a person has become the beneficial owner of 15% or more of the Common Stock, each holder of a Right, other than that 15% owner, would be entitled to purchase $216 worth of Common Stock of the Company for the exercise price of $108 (one-half of the then-current market price) for each Right held. If, after a person has become the beneficial owner of 15% or more of the Common Stock, the Company is acquired in a merger or 50% or more of the Company's assets, including the assets held by Charles E. Smith Residential Realty L.P. and any subsidiaries of the Company, are sold in one or more related transactions, each Right would entitle the holder thereof to similarly purchase common stock of the acquiring company at half of the then-current market price of the acquiring company's common stock.

         At any time after a person or group of persons becomes the beneficial owner of 15% or more of the Common Stock, the Board of Directors may exchange one share of Common Stock for each Right, other than Rights held by that 15% owner.

         The Board of Directors generally may redeem the Rights at any time until ten days following the public announcement that a person or group of persons has acquired beneficial ownership of 15% or more of the outstanding Common Stock. The redemption price is $0.005 per Right.

         The Board of Directors also has approved certain amendments to the Partnership Agreement of Charles E. Smith Residential Realty L.P., its operating partnership, to provide anti-dilution purchase rights to minority limited partners in the event any Rights are ever exercised or exchanged.

         Details of the Rights Plan will be mailed to all shareholders of the Company.

         Charles E. Smith Residential Realty, Inc. is a self-managed real estate investment trust listed on the New York Stock Exchange (SRW). The Company and its subsidiaries and affiliates own, acquire, develop and manage multi-family residential properties and also provide a full range of real estate services to other property owners. The Company owns a portfolio of approximately 20,000 apartment units, has nearly 3,400 units under construction (including units subject to pre-purchase agreements) and manages an additional 3,500+ units for other owners. The total market capitalization of Charles E. Smith Residential Realty (including its Operating Partnership) is approximately $1.9 billion. Investor information, including press releases about Charles E. Smith Residential Realty is available on the Company's Web site at http://www.smithreit.com, and also through PR Newswire "News on Call" by fax at 800-758-5804, ext. 101271, or at http://www.prnewswire.com.

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